Exhibit 2.2

PROMISSORY NOTE

U.S. $1,500,000	Los Angeles, California
April , 2005

FOR VALUE RECEIVED, the undersigned, Sunset Brands, Inc., a Nevada corporation (the “Maker”), hereby promises to pay to the order of U.S. Mills, Inc., a Delaware corporation (the “Payee”), at 200 Reservoir Street, Needham, Massachusetts 02494, or at such other place as the Payee may from time to time designate, on demand at any time on or after May 16, 2005 (subject to the following paragraph), the principal sum of U.S. ONE MILLION FIVE HUNDRED THOUSAND DOLLARS (U.S. $1,500,000), in lawful money of the United States, and to pay interest in like money at such office or place as the Payee may from time to time designate on the outstanding principal balance of this Promissory Note, from May 14, 2005, at a rate, adjusted monthly, equal to the short term applicable federal rate, as defined in Section 1274(d) of the Internal Revenue Code of 1986, as amended.  This Promissory Note shall be terminated and shall have no further force or effect upon the consummation of the transactions contemplated by the Acquisition Agreement and Plan of Merger, dated as of February 18, 2005 (as amended, the “Merger Agreement”), by and among Payee, Maker, IBF Fund Liquidating LLC (“IBF”) and USM Acquisition Sub, Inc. (“Merger Sub”).

The Payee shall provide the Maker with written notice of demand not less than three days prior to the date of demand, and may provide such written notice at any time on or after May 13, 2005.  The amounts payable under this Promissory Note shall be due and payable on the later of (i) the date specified in such written notice and (ii) one business day following the Expiration Date (as defined in the Merger Agreement) (provided written notice of demand has been provided not less than three days prior to one business day following the Expiration Date) (the “Maturity Date”), unless this Promissory Note is earlier terminated in accordance with its terms.

The Maker hereby represents and warrants to the Payee that (a) the Maker has the absolute and unrestricted right, power and authority to execute and deliver this Promissory Note and to incur and perform its obligations hereunder; and (b) this Promissory Note has been duly authorized, executed and delivered by the Maker and constitutes the legal, valid and binding obligation of the Maker, and is enforceable against the Maker in accordance with its terms, except as such enforcement may be limited by (i) bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors, and (ii) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law).  The Maker hereby covenants that, from the date hereof until the obligations hereunder are satisfied in full or this Promissory Note is earlier terminated in accordance with its terms, the Maker will not take any action or fail to take any action that will result in the imposition of any lien or other encumbrance on any asset or property of the Maker, other than (1) as may be necessary to secure the Series B Financing (as defined in the Merger Agreement), (2) in connection with the incurrence of indebtedness to fund the operation of the Maker’s business in the ordinary course of business in an aggregate amount not to exceed $500,000 or (3) in connection with a business acquisition.

The Maker shall have the right to prepay at any time, without premium, all or any portion of the principal indebtedness evidenced by this Promissory Note, together with accrued interest on the principal so prepaid to the date of such prepayment.  Such prepayment shall be made by the Maker by depositing the amount to be prepaid into the escrow account established pursuant to the Escrow Agreement, dated as of March 7, 2005, among the Maker, the Payee, IBF, Merger Sub and Continental Stock Transfer & Trust Company, as escrow agent (as amended, the “Deposit Escrow Agreement”) and shall be held and disbursed in accordance with the terms of the Deposit Escrow Agreement.  The principal amount of this Promissory Note shall be reduced by $2.00 for each $1.00 so deposited into such escrow account by the Maker.

The Payee, at its option, may extend the time for payment of this Promissory Note, postpone the enforcement hereof or grant any other indulgences, without affecting or diminishing the Payee’s right to recourse against the Maker or any endorsers, sureties or guarantors, which right is expressly reserved.

No failure by the Payee to exercise, and no delay in exercising, any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by the Payee of any right or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right or remedy.  The rights and remedies of the Payee as herein specified are cumulative and not exclusive of any other rights or remedies which the Payee may otherwise have.

No modification, recission, waiver, forbearance, release or amendment of any provision of this Promissory Note shall be made, except by a written agreement duly executed by the undersigned and the Payee.

The Maker indemnifies the Payee, and its directors, officers, employees and agents, on demand, and agrees to hold the Payee harmless from any and all losses, claims, damages, liabilities and related expenses, including reasonable counsel fees and expenses (but excluding any consequential or special damages), incurred by or asserted against the Payee or any such person arising out of, in any way connected with, or as a result of this Promissory Note, including, but not limited to (i) the use of the funds evidenced by this Promissory Note, (ii) the performance of any obligations by the Maker or the Payee hereunder or (iii) the breach of any representation or warranty set forth in this Promissory Note; provided, however, that such indemnity shall not apply to the extent such losses, claims, damages, liabilities and related expenses result from the gross negligence or willful misconduct of the Payee.

Any notice required to be delivered to the Maker hereunder shall be sufficient for every purpose hereunder if in writing and given by certified mail, hand delivery, overnight courier or facsimile transmission to the Maker addressed to it at 10990 Wilshire Boulevard, Suite 1220, Los Angeles, California 90024, Attention: Chief Executive Officer,

Facsimile No. (310) 478B4601.  Any notice required to be delivered to the Payee hereunder shall be sufficient for every purpose hereunder if in writing and given by certified mail, hand delivery, overnight courier or facsimile transmission to the Payee addressed to it at its office at 200 Reservoir Street, Needham, Massachusetts 02494-3146, Attention: President, Facsimile No. (781) 444-3411, with a copy to IBF addressed to it c/o Kaye Scholer LLP, 425 Park Avenue, New York, New York 10022, Attention:  Arthur Steinberg, Facsimile No. (212) 836-8689, or at any other address hereafter furnished in writing by Maker, Payee or IBF.

Any notice required hereunder may be waived in writing by any person entitled to receive such notice, either before or after the event, and such waiver shall be the equivalent of such notice.

In the event the Payee shall refer this Promissory Note to an attorney for collection, the Maker agrees to pay, in addition to unpaid principal and interest, all the costs and expenses incurred in attempting or effecting collection hereunder, including, without limitation, actual attorneys’ fees.

If after the receipt of any payment of all or part of the obligations hereunder, the Payee is for any reason compelled to surrender such payment to any person or entity because such payment is determined to be void or voidable as a preference, an impermissible setoff, a diversion of trust funds or any other reason, the obligations hereunder shall continue in full force, and the Maker shall indemnify and hold the Payee harmless for, the amount of such payment surrendered until the Payee shall have been finally and irrevocably paid in full.

All indemnities provided for hereunder shall survive the payment in full of all obligations hereunder.

THIS AND THE FOLLOWING PARAGRAPH SET FORTH A WARRANTY OF AUTHORITY FOR AN ATTORNEY TO CONFESS JUDGMENT AGAINST THE MAKER.  IN GRANTING THIS WARRANTY FOR AN ATTORNEY TO CONFESS JUDGMENT AGAINST THE MAKER, THE MAKER HEREBY KNOWINGLY, INTENTIONALLY, VOLUNTARILY AND ON THE ADVICE OF COUNSEL OF THE MAKER UNCONDITIONALLY WAIVES ANY AND ALL RIGHTS THE MAKER HAS OR MAY HAVE TO PRIOR NOTICE AND AN OPPORTUNITY  FOR HEARING UNDER THE RESPECTIVE CONSTITUTIONS AND LAWS OF THE UNITED STATES AND THE STATE OF NEW YORK.

THE MAKER IRREVOCABLY AUTHORIZES AND EMPOWERS ANY ATTORNEY OR CLERK OF ANY COURT IN THE STATE OF NEW YORK OR ELSEWHERE TO APPEAR FOR THE MAKER AT ANY TIME ON OR AFTER THE MATURITY DATE IN ANY ACTION BROUGHT AGAINST THE MAKER ON THIS PROMISSORY NOTE, AT ANY TIME AND WITHOUT COMPLAINT FILED, AND IN THAT ACTION, TO CONFESS OR ENTER JUDGMENT AGAINST THE MAKER FOR THE ENTIRE UNPAID PRINCIPAL AND ALL

OTHER SUMS DUE UNDER THIS PROMISSORY NOTE AND ALL INTEREST ACCRUED ON THOSE AMOUNTS, TOGETHER WITH THE COSTS OF SUIT, AND FOR DOING SO, THIS PROMISSORY NOTE OR A COPY VERIFIED BY AFFIDAVIT SHALL BE SUFFICIENT WARRANT.  THE MAKER FOREVER RELEASES ALL ERRORS IN SAID PROCEEDINGS AND ALL RIGHTS OF APPEAL AND ALL RELIEF FROM ANY AND ALL APPRAISEMENT, STAY OR EXEMPTION LAWS OF ANY STATE NOW IN FORCE OR HEREAFTER ENACTED.  THE AUTHORITY GRANTED IN THIS PROMISSORY NOTE TO CONFESS JUDGMENT SHALL NOT BE EXHAUSTED BY ANY ONE EXERCISE OF IT BUT SHALL CONTINUE FROM TIME TO TIME AND AT ALL TIMES UNTIL PAYMENT IN FULL OF ALL THE AMOUNTS DUE UNDER THIS PROMISSORY NOTE.

THIS PROMISSORY NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CHOICE OF LAW DOCTRINE.

*  *  *  *  *

IN WITNESS WHEREOF, the Maker has caused this Promissory Note to be executed by its duly authorized officer on the date first above written.

SUNSET BRANDS, INC.

By:
Name:
Title:

AFFIDAVIT OF CONFESSION OF JUDGMENT

COUNTY OF NEW YORK

U.S. Mills, Inc., a Delaware corporation

and

IBF Fund Liquidating LLC, a Delaware limited liability company

Plaintiffs

against

Sunset Brands, Inc., a Nevada corporation

Defendant

STATE OF NEW YORK, COUNT OF NEW YORK	ss:

Todd Sanders, being duly sworn, deposes and says, that deponent is the President and Chief Executive Officer of Sunset Brands, Inc., a Nevada corporation and the defendant herein.

The defendant hereby confesses judgment herein and authorizes entry thereof against defendant in the sum of $1,500,000 plus interest from May 14, 2005 at a rate, adjusted monthly, equal to the short term applicable federal rate, as defined in Section 1274(d) of the Internal Revenue Code of 1986, as amended, together with the costs of suit.

Defendant resides at 10990 Wilshire Boulevard, Suite 1220, Los Angeles, California  90024 in the County of Los Angeles, State of California.  Defendant authorizes entry of judgment in New York County, New York.

This confession of judgment is for a debt justly to become due to the plaintiffs arising from the following facts:

On February 18, 2005, IBF Fund Liquidating LLC (“IBF”), U.S. Mills, Inc. (“USM”), Sunset Brands, Inc. (“Sunset”) and USM Acquisition Sub, Inc. (“Merger Sub”) entered into an Acquisition Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which Merger Sub will merge with and into USM, with USM surviving such merger as a wholly-owned subsidiary of Sunset.  The closing of the transactions contemplated by the Merger Agreement was originally contemplated to occur on or about April 15, 2005.  The Merger Agreement was subsequently amended to provide, in part, that the closing of the transactions contemplated by the Merger Agreement would be extended to May 13, 2005 or, at Sunset’s option, May 18, 2005.  If the Merger Agreement is terminated by the Company or IBF pursuant to Section 9.1 f. thereof, the Company will be entitled to receive the Earnest Money (as defined in the Merger Agreement); the ‘Earnest Money’ is defined to include the Promissory Note, dated as of April       , 2005, executed by Sunset in favor of USM (a copy of which is attached hereto as Exhibit A) (the “Promissory Note”).  The sum herein confessed does not exceed Sunset’s liability under the Merger Agreement or the Promissory Note.  IBF and USM are hereby permitted, on or after the Maturity Date (as defined in the Promissory Note), to submit such documentation as they may deem appropriate to confirm that the Promissory Note is due and payable.

Sworn before me this
day of April, 2005.	SUNSET BRANDS, INC.

By:
Todd Sanders
President and Chief Executive Officer